                                                                 EXHIBIT 10.11




          EMPLOYMENT AGREEMENT, effective as of the 1st day of June, 1993, between TRANS-RESOURCES, INC., a Delaware corporation ("Company"), and Thomas
G. Hardy, a resident of the State of New York ("Executive").
                              W I T N E S S E T H:
          WHEREAS, Company desires to continue to employ Executive and Executive has agreed to continue to be employed by Company on the terms and conditions herein set forth (this agreement being hereinafter referred to as the "Agreement");
          NOW, THEREFORE, Company and Executive hereby agree as follows:
          1.   Employment; Terms and Duties
               (a) (i) Company hereby employs Executive, and Executive hereby agrees to serve, as an executive officer of Company for a period commencing as of the date hereof and ending on the day preceding the seventh anniversary of the date hereof (the "Primary Term"). The employment of Executive hereunder after the Primary Term shall continue automatically for up to 10 successive one year periods, unless either Company or Executive shall give to the other party at least 12 months' prior written notice of termination. During the first three years of the Primary term, Executive shall have the title of President and Chief Operating Officer.
                    (ii) Notwithstanding the foregoing, Company may terminate this Agreement and Executive's employment hereunder as at the first, second or third anniversary of the date hereof, by written notice given to Executive at least 90 days prior to the date of termination.
               (b) Executive shall, subject to the supervision and control of the Board of Directors and the Chief Executive Officer of Company, perform such duties and exercise such supervision and powers over and with regard to the business of Company as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer of Company or by the Chairman of the Board of Company. Executive agrees, if elected, to hold any office of the Company or of any subsidiary of Company and/or to serve as a director of any thereof, without further salary or other compensation. Executive shall perform such duties to the best of his ability and in a diligent and proper manner.
               (c) Except during customary vacation periods and periods of illness, Executive shall, during his employment hereunder, devote his full business time and attention to the performance of services for Company.
          2.   Salary; Fringe Benefits

               (a) As partial compensation for the services to be rendered by Executive hereunder, Company shall pay or cause to be paid to Executive, and Executive agrees to accept, a base salary at a rate of not less than Four Hundred Thousand ($400,000) Dollars a year payable in equal installments in accordance with normal payroll practices of Company but not less frequently than monthly. The base salary shall be subject to adjustment annually beginning June 1, 2000 after good faith negotiations between Executive and Company, provided that no annual adjustment shall be less than that necessary to reflect changes in the Consumer Price Index (New York or comparable urban region) for the year preceding such adjustment.
               (b) During his employment hereunder, Executive shall be eligible to participate in and to be covered by each life insurance, accident insurance, health insurance, hospitalization and other similar plan effective generally with respect to executives of Company (individually, a "Plan"), to the extent he is eligible under the terms of such Plan, on the same basis as shall be available to executives of Company with comparable positions and without restriction or limitation by reason of this Agreement.
               (c) Nothing herein contained shall prevent the Board of Directors of Company from at any time increasing the compensation herein provided to be paid to Executive, either permanently or for a limited period, or from paying bonuses and other additional compensation to Executive in the event the Board of Directors, in its sole discretion, shall deem it advisable to do so in order to recognize and compensate Executive for the value of his services; provided, however, that this subsection (c) shall not in any manner obligate Company to make any such increase or provide any such additional compensation.
          3.   Expenses
               Executive shall be entitled to reimbursement for travel and other reasonable business expenses in accordance with the rules of Company in force from time to time.
          4.   Bonus
               (a)  Definitions.   The following terms used in this Section
shall have the meanings set forth below:
                    ACCELERATION EVENT. (i) Any transaction (other than the issuance of capital stock by Company) which results in Arie Genger and/or his spouse, children, children-in-law and grandchildren (collectively, "Family") directly or indirectly owning beneficially less than 100% of the capital stock of the Company, or (ii) the sale or exchange of all or substantially all the assets of Company in one or a series of transactions as a result of which Company ceases to be engaged, either directly or through other entities, in the active conduct of a trade or business with revenues or assets not substantially less than those of Company immediately prior to such transaction, or (iii) Arie Genger ceasing to be actively engaged as a senior executive officer of Company or Executive becoming subject to the supervision or control of any officer of Company other than Arie Genger, in each case other than by reason of the death or disability of Arie Genger. Notwithstanding the foregoing, no Acceleration Event shall result from the issuance of capital stock of Company's parent corporation, TPR Investment Associates, Inc., in connection with the rescission of a prior redemption thereof, in whole or in part, including, without limitation, pursuant to an adversary proceeding in re Richard J. Grassgreen, Case No. 93-1640-3PI pending in the United States Bankruptcy Court, Middle District of Florida, Jacksonville Division, entitled Grassgreen v. Genger et al.; in the event of any such issuance, there shall be substituted for "100%" in clause (i) of this definition the percentage beneficial ownership of the Family directly and indirectly of the capital stock of Company immediately after such issuance, it being understood that similar adjustment shall be made in each instance of such issuance.
                    APPLICABLE PERCENTAGE. The product of 0.245% (i.e., 0.00245, or 50% divided by the number of months in 17 years) and the number of complete calendar months that shall have elapsed from the date of this Agreement until the date of the termination of Executive's employment.
                    BASE BONUS. An amount equal to the excess over $2.8 million of the sum of the following amounts:

                    (i) 2% of the Enterprise Value not in excess of $340 million, plus
                    (ii) 20% of the Enterprise Value in excess of $340 million but not in excess of $380 million, plus
                    (iii) 5% of the Enterprise Value in excess of $380 million.
                    ENTERPRISE VALUE. The fair market value of the equity of the Company determined as at the December 31 of the year in which the employment of Executive hereunder terminates, the year in which Executive attains the age of 65 years, or the year in which an Acceleration Event occurs, whichever is applicable.
                    TENTATIVE ENTERPRISE VALUE. The product of (i) the price/earnings ratio of the Standard & Poor's "500," as reported in the Standard & Poor's Information Bulletin (or other official publication of Standard & Poor's) at December 31 of the year preceding the April 1 on which a payment of Advance Bonus (as defined in Section 4(e) hereof) is payable, and
(ii) the weighted average of the net income of the Company for the three years ending with such December 31. Such weighted average shall be determined by multiplying the net income (after all extraordinary and nonrecurring items) of the Company for the year then ended by three; for the next preceding year, by two; and for the second preceding year, by one; and then dividing the sum of such products by six. The determination of Tentative Enterprise

Value shall in no way control, influence or enter into the determination of Enterprise Value. If the price/earnings ratio of the Standard & Poor's "500" is not available for the relevant date, the parties shall endeavor to agree on a comparable index. If the parties cannot so agree by the January 31 following such December 31, either party may request the President of the American Arbitration Association to designate a comparable index, and such designation shall be binding and conclusive on the parties hereto and not subject to review.
               (b) Base Bonus. Executive shall be entitled to receive payment of the Base Bonus in accordance with the provisions of Section 4(f) hereof:
                    (i) in the event Company terminates Executive's employment hereunder as of the first, second or third anniversary of the date of this Agreement pursuant to Section 1(a)(ii) hereof;
                    (ii) in the event Company terminates Executive's employment hereunder at any time after the Primary Term pursuant to notice given by the Company in accordance with Section 1(a)(i) hereof;
                    (iii) upon the termination of Executive's employment hereunder for any reason at any time after Executive attains the age of 65 years; and

                    (iv) in the event Executive's employment hereunder shall terminate due to his death or disability (pursuant to Section 7 hereof); provided, however, that in the event Executive's employment shall so terminate at any time before the end of the Primary Term, the amount of the Base Bonus shall be pro-rated based on the number of complete months that shall have elapsed from the date of this Agreement to the date of such termination of employment; and provided, further, that in the event Executive's employment hereunder shall terminate due to his death, the amount of Base Bonus shall not be less than $1 million.
               (c) Applicable Percentage of Base Bonus. Executive shall be entitled to receive payment of an amount equal to the Applicable Percentage of the Base Bonus in accordance with the provisions of Section 4(f) hereof in the event Executive terminates his employment hereunder for any reason at any time after the Primary Term and before Executive has attained the age of 65 years.
               (d) Prepayments. Executive shall be entitled to receive prepayment ("Prepayment") of the Base Bonus in accordance with the provisions of Section 4(f) hereof upon the occurrence of an Acceleration Event; provided, however, that if the Acceleration Event is a transaction (a "Partial Cash Out Transaction") as a result of which the Family directly and indirectly owns beneficially less than 100% but more than 0% of the capital stock of Company, then Company shall be required to prepay a percentage (the "Prepayment Percentage") of the Base Bonus equal to the percentage point decrease in the direct and indirect beneficial ownership of the capital stock of Company by the Family on a fully diluted basis as a result of the Partial Cash Out Transaction. The preceding sentence shall be
applied successively to each Partial Cash Out Transaction.    Notwithstanding
any other provision of this Agreement, the amount of the Base Bonus and Applicable Percentage of Base Bonus payable after any Prepayments pursuant to this Section 4(d) shall not exceed the amount otherwise payable multiplied by the excess of 100% over the aggregate of all Prepayment Percentages previously applied to determine the amount of such Prepayments. In the case of an Acceleration Event which involves the receipt as consideration of property other than cash, Prepayments pursuant to this Section 4(d) shall be paid with a proportionate part of such non-cash consideration, which shall be valued for purposes of satisfying Company's payment obligations at its fair market value determined as at the time of the Acceleration Event, with no adjustment for fluctuations in value from such time to the time used to effect Prepayment. For purposes of determining the amount of the Base Bonus in the case of an Acceleration Event referred to in clauses (i) or (ii) of the definition thereof, the Enterprise Value shall be determined based upon the fair market value of any consideration received in connection with the transaction described in such clauses. The provisions of Section

4(g) hereof shall apply to determine such Enterprise Value and the fair market value of any non-cash consideration received.
               (e) Advance Bonus. As an advance against payments otherwise required by Sections 4(b), 4(c) and 4(d) hereof, Company shall make up to five equal annual payments ("Advance Bonus") to Executive beginning on the April 1 succeeding the year in which Executive attains the age of 60 years while employed by the Company. No payment of Advance Bonus shall be made on any April 1 unless Executive is employed by Company on such date. Each payment of Advance Bonus pursuant to this subsection shall be equal to ten (10%) percent of the aggregate principal amount of Base Bonus that would be payable were the Tentative Enterprise Value at the December 31 in the year in which Executive attains the age of 60 years (the "Initial TEV") the Enterprise Value, provided, however, that if, as at any April 1, the Tentative Enterprise Value as at the preceding December 31 is less than the Initial TEV, the amount of the payment to be made on such April 1 and all subsequent payments of Advance Bonus shall be redetermined based on such lower Tentative Enterprise Valuation such that the sum of all payments of Advance Bonus made and to be made shall equal the sum of such payments were such lower Tentative Enterprise Valuation the Initial TEV. The foregoing proviso shall apply successively whenever the Tentative Enterprise Valuation is less than Initial TEV. Payments of Advance Bonus shall not bear interest. Notwithstanding anything in this Agreement to the contrary, payments of Advance Bonus shall not exceed the amount of Bonus to which Executive is entitled, provided, however, that under no circumstances shall Executive be required to return or repay any payments of Advance Bonus.
               (f) Time of and Limitations on Payments. The Base Bonus, the Applicable Percentage of the Base Bonus and any Prepayments where the Prepayment Percentage is less than 100%, in each case reduced by all payments of Advance Bonus under Section 4(e) hereof, shall be paid to Executive or the beneficiary designated in accordance with Section 5(e) below ("Designated Beneficiary") in five equal annual installments beginning April 1 of the year following the year in which the Executive's employment terminates, he attains the age of 65 years, or an Acceleration Event occurs. Each installment other than the first shall be paid together with interest on the unpaid balance from the date the first installment was payable, compounded annually, at the prime rate announced from time to time by Chemical Bank, New York City. Notwithstanding the foregoing, at Company's option no annual payment under this Section 4(f) shall exceed $2 million in the aggregate (principal plus interest); and any amount otherwise due hereunder but not payable on account of Company's exercise of such option shall be paid, together with interest compounded annually at the prime rate announced from time to time by Chemical Bank, New York City, on the next succeeding April 1, subject, however, to Company's option set forth herein. In any case where the aggregate of all Prepayment

Percentages is 100%, Prepayment of the Base Bonus together with all unpaid installments of Prepayments of the Base Bonus, reduced by all payments of Advance Bonus under Section 4(e) hereof, shall be made in a lump sum on the April 1 following the year in which the Acceleration Event occurs without regard to the optional $2 million limitation in the preceding sentence.
               (g) Determining Value. At any time that it shall become necessary to determine the Enterprise Value of Company, including the fair market value of any non-cash consideration received in an Acceleration Event, Executive and Employee shall be entitled to retain investment bankers or appraisers to advise them. Executive and Company shall give to the other prompt written notice of any such retention. Executive and Company shall endeavor to reach agreement as to the Enterprise Value, but if they are unable to do so before the March 16 after the December 31 as of which Enterprise Value is to be determined, then each shall, not later than the following April 1, give written notice to the other setting forth the Enterprise Value such party desires to be used for purposes of this Agreement. If only one party shall give such notice, then the Enterprise Value set forth in such notice shall be deemed to be the Enterprise Value for purposes of this Agreement and such Enterprise Value shall be final, binding and conclusive on the parties hereto. If both parties give such notice, then they shall select an investment banker of national standing, which has no relationship to Company or Executive, to choose whether the Enterprise Value contended for by Executive or by Company is the more reasonable, such investment banker being without power to determine any other amount for Enterprise Value. The determination of such investment banker shall be final, binding and conclusive on the parties hereto. If the parties are unable to reach an agreement as to the identity of the third investment banker before the following April 16, then either party shall be entitled to apply to the President of the American Arbitration Association to designate such an investment banker. Each party shall bear the fees and expenses of its own investment banker or appraiser. If the respective amounts of Enterprise Value contended for by Executive and Company differ by not more than 15% of the lower amount, then each shall bear one-half of the fees and expenses of the third investment banker, but if such amounts differ by 15% or more of the lower amount, then the fees and expenses of the third investment banker shall be borne by the non-prevailing party.
               (h) Forfeiture of Bonus. Notwithstanding any other provision of this Agreement, in the event Executive voluntarily and other than due to his death or permanent disability terminates his employment with Company before the end of the Primary Term, Executive shall thereupon forfeit, and shall not be entitled to receive any future payment of, any Base Bonus or Applicable Percentage of the Base Bonus, regardless whether the any amounts thereof shall theretofore have been determined.

          5.   Covenants Not to Compete or Hire Certain Employees.
               (a) Executive shall not during, or within five (5) years after the termination of, his employment with Company (i) engage or be interested in, directly or indirectly, for himself or for anyone else, or render any service or advice, to anyone directly or indirectly competitive with any of the businesses then engaged in by Company or (ii) solicit, employ or attempt to employ any individual who was employed by Company at any time during the period of two (2) years prior to the date Executive solicits, employs, or attempts to employ such individual or in any way cause, influence or participate in the employment of any such individual by anyone else.
               (b) Executive shall not be deemed to have breached his obligations under this Section 5 if he shall have rendered any services or engaged in any activity prohibited by Section 5(a) believing in good faith that it or they were not prohibited and shall have ceased to render such services or engage in such activity not later than thirty (30) days after Company shall have given its written notice of objection to such services or activity. Executive's ownership of up to 5% of the capital stock of a company whose securities are publicly traded shall not be deemed a violation or breach of the foregoing provision.
               (c) It is agreed by Executive that any breach or threatened breach by Executive of any provision of this Section 5 cannot be remedied solely by damages. In the event of a breach or threatened breach by Executive of any of the provisions of this Section 5, Company shall be entitled to injunctive relief restraining Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Company from pursuing any other remedies available at law or in equity, for such breach or threatened breach, including the recovery of damages.
               (d)  If any of the provisions of or covenants contained in this
Section 5 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions of or enforceability thereof in any other jurisdiction, which shall be given full effect without regard to the invalid portions or the unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in this Section 5 are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration and/or scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 5 in any other jurisdiction.
          6.   Disability.

               (a) If Executive becomes physically or mentally disabled during his employment hereunder to such an extent that he shall be substantially unable to perform his duties hereunder and such disability shall continue for a period of at least 180 consecutive days, then, notwithstanding the provisions of Section 1 hereof, Company may at or at any time after the end of such period and during the continuance of such disability give notice to Executive of the termination of his employment hereunder on a date stated in such notice, which shall not be less than 10 days after the date of the giving of such notice, and Executive's employment hereunder shall terminate on such date. Unless and until Company exercises its right to terminate Executive's employment under the provisions of this Section 6, Company shall continue to pay Executive his monthly salary to and including the calendar month in which his employment terminates under this Section 6.
               (b) Either Executive or his legal representative, on the one hand, or Company, on the other hand, shall have the right, upon written notice to the other party, to submit the issue of physical or mental disability to an impartial physician agreed upon by the parties, or in the absence of such an agreement by the parties within fifteen days of such notice, to a physician designated by the then President of the New York Academy of Medicine. Executive's refusal to submit to the physician's examination shall be deemed "for cause" conduct by him and shall make available to Company all rights set forth in

Section 7 hereof. The determination of any such physician shall be final and binding upon the parties hereto. If such physician determines that Executive is not physically or mentally disabled to such an extent that he is substantially unable to perform his duties hereunder, but Executive refuses to perform such duties, such refusal shall be deemed "for cause" conduct by him and shall make available to Company all rights set forth in Section 7 hereof.
          7. Discharge for Serious Misconduct; Effect on Payments under Sections 2 and 4 .
               (a) Notwithstanding anything herein to the contrary, Executive may be discharged for cause. If the Executive is discharged by Company for cause, then, notwithstanding the provisions of Section 1 hereof, the period of Executive's employment under this Agreement shall terminate as of the date of Company's written notice of termination for cause and Company shall have the right, exercisable in its sole discretion, to terminate, as of such date, its obligation to make any or all of the following payments otherwise payable by Company even though Company's written allegation of cause is disputed by Executive and he commences an arbitration proceeding as provided in Section 7(c):
                    (i)  Salary under Section 2 hereof; and

                   (ii) The payments and Prepayments of the Base Bonus and payments of the Applicable Percentage of Base Bonus and Advance Bonus under
Section 4 hereof.
               (b) As used in this Section 7, the term "for cause" shall mean and be limited to (in addition to the matters referred to in Section 6(b) hereof) the following events:
                    (i) Executive's conviction in a court of law of any crime that constitutes a felony in the jurisdiction involved; or
                   (ii) Executive's continuing, repeated and wilful violation of any specific written directions of the Board of Directors of Company, which directions are consistent with the provisions of this Agreement and which violation continues for a period of 30 days following Executive's receipt of such written directions; or
                 (iii) Executive's continuing, repeated and wilful failure or refusal to perform his duties in accordance with Section 1 hereof; provided, however, that no discharge "for cause" under this clause shall be deemed effective unless Executive shall have first received written notice from the Board of Directors of Company, advising Executive of the specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after Executive shall have had a reasonable opportunity (which shall be defined as a period of time consisting of at least 30 days from the date Executive receives said notice from the Board of Directors) to correct the acts and omissions so complained of;
provided, however, that in no event shall alleged incompetence of Executive in the performance of his duties hereunder be deemed grounds for discharge "for cause" hereunder.
               (c) Executive may dispute Company's allegation by commencing an arbitration proceeding in which the allegation is disputed within 60 days of his receipt of Company's written allegation of "for cause" conduct. If Company's allegation is not sustained in the arbitration proceeding, (i) Executive's employment hereunder shall be reinstated subject to the terms of this Agreement, (ii) Executive shall be entitled to all compensation and fringe benefits he would have otherwise received retroactive to the date of Company's written allegation of "for cause" conduct and (iii) all payments terminated by reason of Executive's alleged "for cause" conduct shall automatically be reinstated retroactively to their date of termination. The failure of Executive to commence such arbitration proceeding within such 60-day period shall conclusively and incontrovertibly bar Executive's right to dispute Company's written allegation of "for cause" conduct. Any arbitration proceeding under this Section 7 shall be conducted before three arbitrators, one chosen by Company, one chosen by Executive, and the third chosen by the first two, under the rules of the American Arbitration Association then obtaining.

               (d) Nothing in Section 7(a) hereof shall limit or restrict the equitable and legal remedies of Company by reason of Executive's "for cause" conduct.
          8.   Assignment of Agreement
               In the event that (other than in a transaction that constitutes an Acceleration Event) Company, or any entity resulting from any merger or consolidation referred to in this Section 8 or any entity referred to in this
Section 8 which shall be a purchaser or transferee shall at any time be merged or consolidated into or with any other entity, or in the event that (other than in a transaction that constitutes an Acceleration Event) substantially all of the assets of Company or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the preceding sentence of this Section 8, this Agreement shall not be assignable by Company or by any entity referred to in such preceding sentence. This Agreement shall not be assignable by Executive, but in the event of Executive's death, it shall be binding upon and shall inure to the benefit of all persons entitled to receive payments under this Agreement.
          9.   Notices

               All notices and communications hereunder shall be in writing and be hand delivered or mailed by registered or certified mail, return receipt requested, postage and registration or certification fees prepaid, and shall be deemed given when so delivered or three days after mailed, as follows:
          If to Company:      Trans-Resources, Inc.
                              9 West 57th Street
                              New York, New York 10019
                              Attention:  Chairman of the Board

          with copy to:       Rubin Baum Levin Constant & Friedman
                              30 Rockefeller Plaza
                              New York, New York 10112
                              Attention:  Edward Klimerman, Esq.

          If to Executive:    Mr. Thomas G. Hardy
                              935 Park Avenue
                              New York, New York 10028
The foregoing addresses may be changed by notice given in the manner set forth in this Section 9.
          10.  Miscellaneous
               (a) This Agreement contains the entire understanding of the parties hereto with respect to the services to be rendered by Executive to Company after the date hereof, expressly supersedes any prior agreement between the Company and Executive with respect to the subject matter hereof, and the provisions hereof may not be amended, waived, terminated, or discharged in any way whatsoever except by subsequent written agreement executed by the party to be charged therewith. A waiver by either of the parties of any of the terms or conditions of this Agreement, or of any breach thereof, shall not be deemed a waiver of such terms or condition for the future of any other term or condition hereof, or of any subsequent breach hereof.
               (b) This Agreement shall be construed and interpreted under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.
               (c) The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purposes whatsoever, including the construction of the provisions of this Agreement.
               (d) At its option, Company may, at any time during the term of this Agreement, obtain appropriate life insurance upon the life of Executive to fund the payment of any of its obligations to Executive under this Agreement; provided, however, that Company shall be primarily liable for payment of such obligations, and its failure to obtain insurance, or the refusal of any insurance company to pay on or honor its policy, shall not discharge Company from such obligations. Executive shall cooperate with Company to assist Company in obtaining such policies.
               (e) Neither Executive nor any beneficiary who may become entitled to a benefit under this Agreement shall have any power to transfer, assign, alienate, anticipate, hypothecate, or otherwise encumber any of the benefits payable hereunder, nor shall any benefits hereunder be subject to the debts, contracts, liabilities, torts or other engagements of any such person or estate, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.
               (f) Company may withhold from any benefits payable under this Agreement all federal, state or local taxes that may be required to be withheld pursuant to any applicable law.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
                             TRANS-RESOURCES, INC.


                              By:  s/ Arie Genger
                                   Arie Genger,
                                   Chairman of the Board


                                   s/ Thomas G. Hardy
                                   Thomas G. Hardy